Exhibit (b)

EXECUTION VERSION

STRICTLY CONFIDENTIAL

GTCR FUND X/A AIV LP

300 N. LASALLE STREET

SUITE 5600

CHICAGO, ILLINOIS 60654

August 2, 2011

GTCR Gridlock Holdings (Cayman), L.P.

GTCR Gridlock Holdings, Inc.

c/o GTCR LLC

300 N. LaSalle Street

Suite 5600

Chicago, Illinois 60654

Re:	Agreement and Plan of Merger with Global Traffic Network, Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of August 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among GTCR Gridlock Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Parent”), GTCR Gridlock Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“U.S. Parent”), GTCR Gridlock Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of U.S. Parent (the “Purchaser”), and Global Traffic Network, Inc., a Nevada corporation (the “Company”), pursuant to which (i) the Purchaser will commence a tender offer (the “Offer”) for all of the outstanding common stock, par value $.001 per share, of the Company, (ii) the Parties will effect the Restructuring Transactions pursuant to which, among other things, certain direct or indirect Subsidiaries of Parent may acquire the outstanding Equity Interests of Global Traffic Canada, Inc., an Alberta unlimited liability corporation, Global Traffic Network (UK) Limited, a private company limited by shares incorporated in England and Wales, and Global Alert Network, Inc., a Nevada corporation, and (iii) the Purchaser will be merged with and into the Company (the “Merger”), each of the foregoing on the terms and subject to the conditions set forth in the Merger Agreement (the Offer, the Stock Purchase and the Merger are collectively referred to herein as the “Transactions”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to Parent and U.S. Parent in connection with the execution of the Merger Agreement by the Company, Parent, U.S. Parent and the Purchaser.

This letter agreement confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by the fifth paragraph of this letter agreement (a “Permitted Assignee”) to purchase (i) debt securities or other indebtedness of U.S. Parent in an aggregate amount of $60,000,000 (the “Debt Commitment”)

and (ii) equity securities of Parent in an aggregate amount equal to the additional cash amount required for Parent to pay (or to cause U.S. Parent or the Purchaser or one or more of its designated Subsidiaries to pay) (A) the Offer Price in respect of each Share validly tendered and accepted for payment in the Offer, (B) the Merger Consideration for each Share issued and outstanding prior to the Effective Time (other than Shares to be cancelled and retired or converted in accordance with Section 2.1 of the Merger Agreement), (C) the aggregate cash portion of the purchase price payable by the Purchaser for any Top-Up Shares elected to be purchased by it pursuant to Section 1.9(a) of the Merger Agreement, (D) the amounts required to be paid pursuant to Section 2.3 of the Merger Agreement and (E) all other amounts owed by Parent, U.S. Parent or the Purchaser under the Merger Agreement and the fees and expenses contemplated thereby (collectively, the “Equity Commitment” and, together with the Debt Commitment, the “Commitments”); provided, however, that (1) the undersigned and its Permitted Assignees shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Parent, U.S. Parent or the Purchaser in any amount in excess of the Commitments and (2) the Commitments shall not under any circumstances exceed $285,000,000 in the aggregate. It is acknowledged and agreed that the proceeds of the Equity Commitment may be used by Parent to fund amounts required to be paid by Parent or one or more of its Subsidiaries in connection with the Restructuring Transactions.

The obligation of the undersigned and its Permitted Assignees to fund the Commitments is subject to satisfaction or waiver of the conditions of Parent, U.S. Parent and the Purchaser to consummate the Offer as set forth in the Merger Agreement (other than those conditions to be satisfied at and as of the Expiration Date, but subject to those conditions being satisfied at and as of such time and date), and the funding hereunder will occur no later than the consummation of the Offer and the Merger, as applicable. The total amount to be funded under this letter agreement shall be reduced in a manner determined by the undersigned in the event that the amounts to be funded to Parent, U.S. Parent, or the Purchaser, as applicable, by all available financing sources, along with available cash and cash equivalents on hand at the Company, would be in excess of the amounts payable pursuant to the Commitments. This letter agreement, and the undersigned’s obligation to fund the Commitments, will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time the obligation shall be discharged), and (b) the termination of the Merger Agreement.

The undersigned represents and warrants to Parent and U.S. Parent that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter agreement and to fulfill and perform the undersigned’s obligations hereunder; (ii) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the undersigned are necessary therefor; (iii) this letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by Parent and U.S. Parent against the undersigned in accordance with its terms; (iv) the undersigned has uncalled capital commitments or otherwise has available funds in excess of the amount of the Commitments; and (v) the execution, delivery and performance by the undersigned of this letter agreement do not and will not (A) violate the organizational documents of the undersigned, (B) violate any applicable Law or (C) result in any violation of, or default (with or without notice or lapse of time, or both)

under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the undersigned is a party.

The rights and obligations under this letter agreement may not be assigned by any party hereto without the prior written consent of Parent, U.S. Parent and the undersigned, and any attempted assignment shall be null and void and of no force or effect, except as permitted in this paragraph. Notwithstanding the foregoing, the undersigned may assign all or a portion of its obligations to fund the Commitments to one or more person(s) controlling, controlled by or under common control with, the undersigned that agree to assume the undersigned’s obligations hereunder; provided, however, that no such assignment shall relieve the undersigned of its obligations under this letter agreement. This letter agreement may not be terminated or amended, and no provision hereof waived or modified, except by an instrument in writing signed by Parent, U.S. Parent and the undersigned, except that this letter agreement may be amended by sole action of the undersigned solely to reflect the addition of one or more Permitted Assignees of all or a portion of the undersigned’s obligations to fund the Commitments as and to the extent provided for in the immediately preceding sentence.

No person other than Parent and U.S. Parent shall be entitled to rely upon this letter agreement. This letter agreement shall be binding upon each party hereto and shall inure solely to the benefit of each party hereto, and nothing set forth in this letter agreement shall be construed to confer upon or give to any other person any benefits, rights or remedies hereunder or by reason hereof.

Notwithstanding anything that may be expressed or implied in this letter agreement, each of Parent and U.S. Parent, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no person other than the undersigned (and to the extent a portion of the Commitments is assigned to one or more Permitted Assignees, such Permitted Assignees) shall have any liability or obligation in connection with or arising from this letter agreement or the transactions contemplated hereby, whether based on contract, tort or strict liability, and that, notwithstanding that the undersigned (and to the extent a portion of the Commitments is assigned to one or more Permitted Assignees, such Permitted Assignees) may be a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent, affiliates, general or limited partner or assignee of the undersigned (and to the extent a portion of the Commitments is assigned to one or more Permitted Assignees, such Permitted Assignees) or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee member, manager, agent, affiliate, general or limited partner or assignee of any of the foregoing (collectively, but not including the undersigned or a Permitted Assignee that has been assigned obligations hereunder, each an “Affiliated Party”), whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of the undersigned or any other party against an Affiliated Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Affiliated Party, as such, for any obligations of the undersigned (and to the extent a portion of the Commitments is assigned to one or more Permitted Assignees, such Permitted Assignees) under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

This letter agreement may only be enforced by Parent at the direction of its stockholders, and no other third party, including the Company or any creditor of the Company, Parent or U.S. Parent, shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

Concurrently with the execution and delivery of this letter agreement, the undersigned is executing and delivering to the Company the Guaranty. The Company’s remedies against the undersigned under the Guaranty shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate of the Company against the undersigned or any Affiliated Party of the undersigned in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent, U.S. Parent or the Purchaser breaches its respective obligations under the Merger Agreement, whether or not such breach is caused by the undersigned’s breach of its obligations under this letter agreement.

This letter agreement shall be treated as confidential and is being provided to Parent and U.S. Parent solely in connection with the transactions contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned. The foregoing notwithstanding, and without prejudice to the seventh paragraph of this letter agreement, Parent may disclose this letter agreement to the Company solely in connection with the transactions contemplated by the Merger Agreement and the Company and the undersigned may disclose the existence of this letter agreement to the extent required by Law, the applicable rules of any national securities exchange, including if so required in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement, and the applicable rules of any Governmental Entity or otherwise required in order to obtain any consent, approval, authorization or permit from, or in connection with any filing or application made to, a Governmental Entity with respect to the Transaction.

This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the undersigned or any of its affiliates and any other person with respect to the subject matter hereof. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of the sixth, seventh and eighth paragraphs hereof. No party hereto shall assert, and each party shall cause its respective affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

This letter agreement may be executed in counterparts and by facsimile or other electronic transmission. This letter agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of New York to be applied. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state court sitting in New York City or any federal court sitting in the Southern District of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto and (b) irrevocably waive, in any such action, any claim of improper venue or any claim that such courts are an inconvenient forum.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

GTCR Fund X/A AIV LP

By:	GTCR Partners X/A&C AIV LP
Its:	General Partner

By:	GTCR Investment X AIV Ltd.
Its:	General Partner

By:	/s/ Mark M. Anderson
Name: Mark M. Anderson
Title: Manager

Accepted and Acknowledged:

GTCR Gridlock Holdings (Cayman), L.P.

By:	GTCR Gridlock Partners, Ltd.
Its:	General Partner

By:	/s/ Mark M. Anderson
Name: Mark M. Anderson
Title: Director

GTCR Gridlock Holdings, Inc.

By:	/s/ Mark M. Anderson
Name: Mark M. Anderson
Title: President

[Signature Page to Commitment Letter]